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                                                                   EXHIBIT 10.25


November 10, 1998

Chris Mannella
9 Saint Ives Place
Gaithersburg, MD  20877

Dear Chris:

We are very pleased to extend you an offer to serve as the Vice President of Marketing for Intelligent Systems for Retail, Inc. ("ISR").

We at ISR believe that your skills, experience, and personal attributes will enable us to be a leader in the development of this internet commerce company.

This letter serves as an offer of employment to you from ISR. The terms of the offer supersede all prior oral and written communications between you and ISR or any representative thereof. If the terms below are acceptable, please sign and return one copy of the letter on or before Friday, November 13, 1998 to accept our offer of employment.

POSITION

Your job title will be Vice President of Marketing.

EFFECTIVE DATE

Your first date to report to work at ISR, 1241 E. Hillsdale Blvd., Suite 210, Foster City, CA 94404, will be on or before Monday, December 7, 1998.

DUTIES

You will report to Louis H. Borders, President & CEO of ISR. Your primary responsibility will be to develop, manage, and implement the marketing strategies for ISR.

You will also be a member of the Executive Team with responsibility for determining the long term direction and goals of ISR, and for developing strategies and tactics to meet those goals, along with all other duties as assigned.
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SALARY

Your salary shall be $18,750.00 per month. This salary shall be paid bi-weekly. Your salary shall be reviewed each January on an annual basis in accordance with review procedures established by the ISR Associate Handbook.

Within 90 days of your Commencement Date, by written notice to ISR, you may elect to reduce your annual salary by up to $50,000 for up to 50,000 additional shares of Common Stock (at a ratio of 1:1) at an exercise price equal to the fair market of the Common Stock at the date of grant. The general terms and conditions of this option will be the same as those for your 420,000 share grant.

MONTHLY ALLOWANCE

In addition, ISR will pay you $1,000.00 per month, included as part of your base salary to help cover miscellaneous monthly expenses.

INCENTIVE PLAN

You shall be granted an incentive stock option (the "Option") to purchase 420,000 shares of ISR's common stock at an exercise price based on the company's fair market value, which will be determined by the Board of Directors as of your employment commencement date. The Option shall vest at the rate of 25% of the shares subject to Option at the end of twelve months and at the rate of 6.25% of the shares subject to Option each three months thereafter, so that 100% of the Option shall be vested after four years, subject to your continued full-time employment with the Company as of each vesting date. Except as specified herein, the Option is in all respects subject to the terms and conditions of the 1997 Stock Plan (the "Stock Plan") and standard form of option agreement (the "Option Agreement").

BENEFITS

You will receive the standard benefits for full-time Associates at ISR. These standard benefits are listed and explained in the ISR Associate Handbook, administered via TriNet Employer Group. A copy of the policies and benefits section of the handbook will be provided for your information.

In addition, ISR makes available a 401(k) plan to all employees at the beginning of the month following Employee's date of hire. Eligible Employees may elect to contribute up to 15% of their salary to the 401(k) plan, subject to the legal maximum per year. The company will match 100% of the first $500 and 25% thereafter up to a maximum Employer match of $2,000 per year of qualifying Employee contributions. Further details will be provided in the 401(k) Plan Handbook at the time of enrollment.


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RELOCATION ALLOWANCE

You will receive a relocation allowance of up to $50,000 to cover the costs of your relocation to California. This relocation allowance shall not exceed $50,000 and will be paid upon the presentation of actual receipts. In addition, ISR will pay for all of your personal transportation and lodging costs during your first 150 days of Employment.

NON-DISCRIMINATION

ISR is an equal-opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps, or medical condition.

PROPRIETARY INFORMATION

You will be required, as a condition of employment, to sign a Proprietary Information Agreement. A sample Proprietary Information Agreement is attached hereto.

OUTSIDE WORK

All ISR Associates are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, full-time Associates are not permitted to accept outside employment on a full-time or part-time basis without first obtaining their supervisor's written approval.

AT-WILL EMPLOYMENT

The relationship between you and ISR will be for an unspecified term and will be considered at will. No employment contract is created by the existence of any policy, rule or procedure in the ISR Associate Handbook, any ISR document, or any verbal statements made to you by representatives of ISR. Consequently, the employment relationship between you and ISR can be terminated at will, either by you or ISR, with or without cause or advance notice.

In the event that your employment with ISR is terminated without cause, ISR agrees that you will receive six months salary and benefits as severance. In addition to this six month severance package, you will continue to receive full salary and benefits for a period of up to another six months or until subsequent employment is obtained.

PERSONNEL POLICIES

ISR has an Associate Handbook. The policies in the Associate Handbook govern the relationship between ISR and its Associates. The policies are hereby incorporated by reference. Acceptance of this offer binds the offeree to follow the policies.


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This offer is contingent on compliance with the Immigration Reform and Control
Act of 1986, which requires the company to verify that each employee hired is legally entitled to work in the United States. Enclosed is a copy of the Employment Verification form I-9, with instructions, as required by such act. Please review and execute this document and be prepared to bring the appropriate documentation on the day you first report to work.

We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

/s/ LOUIS BORDERS
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Louis Borders
ISR, President & CEO

I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment and have had the opportunity to consult with counsel. I hereby accept the offer of employment upon the terms and conditions contained in this letter.

Accepted: /s/ CHRIS MANNELLA                      Date: 11/14/98
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          Chris Mannella


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